Exhibit 10.13
HILLENBRAND, INC.
BOARD OF DIRECTORS’
DEFERRED COMPENSATION PLAN

HILLENBRAND, INC.
BOARD OF DIRECTORS’
DEFERRED COMPENSATION PLAN
RECITALS
WHEREAS, in accordance with that certain Distribution Agreement (as defined below), Hillenbrand Industries, Inc. (to be re-named Hill-Rom Holdings, Inc. prior to or effective upon the Distribution referred to below and hereinafter referred to in these recitals as “RemainCo” or “Hill-Rom Holdings, Inc.”) proposes to distribute its entire ownership interest in Batesville Holdings, Inc. (to be re-named Hillenbrand, Inc. prior to or effective upon the Distribution and hereinafter referred to in these recitals as “SpinCo or “Hillenbrand, Inc.”) through a pro-rata distribution of all of the outstanding shares of SpinCo common stock then owned by RemainCo to the holders of RemainCo common stock (“Distribution”); and
     WHEREAS, RemainCo and SpinCo have entered into that certain Employee Matters Agreement (as defined below) for the purpose of continuing benefits for the pre-Distribution directors, employees and consultants of RemainCo and its subsidiaries; and
     WHEREAS, in accordance with Section 6.2 of the Employee Matters Agreement, SpinCo is to adopt and implement a Board of Directors’ Deferred Compensation Plan with features that are comparable to the Hillenbrand Industries, Inc. Board of Directors’ Deferred Compensation Plan to be effective as of the date of the consummation of the transactions contemplated by the Distribution Agreement; and
     WHEREAS, effective as of the date of the consummation of the transactions contemplated by the Distribution Agreement (the “Effective Date”), Hillenbrand, Inc. establishes the Hillenbrand, Inc. Board of Directors’ Deferred Compensation Plan (the “Plan”) to provide nonqualified deferred compensation benefits to members of the Board of Directors of SpinCo.
ARTICLE I
DEFINITIONS
     Section 1.01. Administrator. The term “Administrator” means Hillenbrand.
     Section 1.02. Beneficiary. The term “Beneficiary” means, for a Participant, the individual or individuals designated by that Participant in the last Beneficiary Designation Form executed by that Participant to receive benefits in the event of that Participant’s death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, the beneficiary shall be the Participant’s estate.
     Section 1.03. Board. The term “Board” means the Board of Directors of Hillenbrand, Inc.

     Section 1.04. Cash Participation Account. The term “Cash Participation Account” means the bookkeeping account maintained by the Administrator for each Participant reflecting amounts deferred under this Plan and the Prior Deferrals and accruing interest monthly at the Interest Rate.
     Section 1.05. Compensation. The term “Compensation” means for each Participant in any Plan Year the total amount of remuneration (including retainers and meeting fees) for director services and consulting fees and continuing director fees for former Directors as paid to that Participant by the Company in that Plan Year.
     Section 1.06. Director. The term “Director” means each non-employee member of the Board of Directors of the Company.
     Section 1.07. Distribution Agreement. The term “Distribution Agreement” means the Distribution Agreement by and between Hillenbrand Industries, Inc. and Batesville Holdings, Inc. dated as of March ___, 2008.
     Section 1.08. Effective Date. The term “Effective Date” means the date of the consummation of the transactions contemplated by the Distribution Agreement.
     Section 1.09. Employee Matters Agreement. The term “Employee Matters Agreement” means the Employee Matters Agreement by and between Hillenbrand Industries, Inc. and Batesville Holdings, Inc. dated as of March ___, 2008.
     Section 1.10. Fiscal Year. The term “Fiscal Year” means the fiscal year of the Company.
     Section 1.11. Forms. The term “Forms” means the forms used by the Company for Plan operation and shall include the following:
          (a) Deferral Elections Checklist. The term “Deferral Elections Checklist” means the form on which a Director designates the amount of Compensation to be deferred under the Plan, the Participation Account(s) to which such amounts shall be credited and when his Participation Account shall be distributed.
          (b) Beneficiary Designation Form. The term “Beneficiary Designation Form” means the form on which a Director designates his Beneficiary.
     Section 1.12. Hillenbrand. The term “Hillenbrand” or the “Company” means Hillenbrand, Inc. and any successor thereof.
     Section 1.13. Hillenbrand Common Stock. The term “Hillenbrand Common Stock” means the common stock, without par value, of Hillenbrand.
     Section 1.14. Interest Rate. The term “Interest Rate” means the rate of return credited monthly at the end of each of Hillenbrand’s fiscal months to amounts held in the Participant’s Cash Participation Account. The Interest Rate shall be equal to the prime rate charged by JP Morgan Chase Bank, Indianapolis (or such other bank which is Hillenbrand’s principal bank) as determined as of the last day of the prior fiscal month; provided, however, that Hillenbrand reserves the right to change the method of determining the Interest Rate on a prospective basis.
     Section 1.15. Participant. The term “Participant” means (i) any individual who fulfills the eligibility requirements contained in Article II of this Plan and elects to defer Compensation under the Plan (ii) any individual who had a Phantom Stock Participating Account under the Prior Plan and (iii) any former member of the Board of Directors of RemainCo as of the Effective Date.
     Section 1.16. Participation Account. The term “Participation Account” means the Cash Participation Account and/or the Phantom Stock Participation Account, as applicable. The Participation Accounts are bookkeeping accounts and are not required to be funded in any manner.
     Section 1.17. Phantom Shares. The term “Phantom Shares” means phantom shares of Hillenbrand Common Stock (each representing one share).
     Section 1.18. Phantom Stock Participation Account. The term “Phantom Stock Participation Account” means the bookkeeping account maintained by the Administrator for each Participant reflecting amounts deferred under this Plan and the Prior Deferrals and credited as Phantom Shares (including adjustments as provided in Article III).
     Section 1.19. Plan. The term “Plan” means the plan embodied by this instrument as now in effect or hereafter amended.
     Section 1.20. Plan Year. The term “Plan Year” means the calendar year.
     Section 1.21. Prior Deferrals. The term “Prior Deferrals” means amounts of Compensation deferred by Directors under Prior Plan in effect prior to January 1, 2005 (including earnings credited on such amounts through and after January 1, 2005) and not distributed prior to the January 1, 2005.
     Section 1.22. Prior Plan. The term “Prior Plan” means the Hillenbrand Industries, Inc. Board of Directors’ Deferred Compensation Plan.
     Section 1.23. Prior Plan Participant. The term “Prior Plan Participant” means (i) any participant in the Prior Plan who has a Phantom Stock Participant Account under the Prior Plan as of the Effective Date, and (ii) any Director as of the Effective Date who was a participant in the Prior Plan immediately prior to the Effective Date.
     Section 1.24. RemainCo. The term “RemainCo” shall have meaning as set forth in Section 1.1 of the Employee Matters Agreement.
     Section 1.25. RemainCo Director. The term “RemainCo Director” means any member of the Board of Directors of RemainCo on the Effective Date who is not a member of the Board of Directors of the Company on the Effective Date.
     Section 1.26. Tandem Director. The term “Tandem Director” means any person who is a member of the Boards of Directors of both RemainCo and the Company as of the Effective Date.

ARTICLE II
PARTICIPATION IN THE PLAN
     Section 2.01. Eligibility. As of the Effective Date, all Directors shall be eligible to become Participants in this Plan, and former Directors shall be eligible to participate to the extent they are entitled to consulting fees or continuing director fees.
     Section 2.02. Deferral Amounts.
          (a) Amount of Deferral. The amount of Compensation to be deferred in a Plan Year shall be designated by each Participant in the Deferral Elections Checklist executed by that Participant for that Plan Year prior to the beginning of the Fiscal Year in which the Plan Year starts and within the time period established by the Administrator. Notwithstanding the foregoing, any and all elections made by a Participant to defer as set forth in Section 2.02 of the Prior Plan that are in effect as of the date before the Effective Date shall continue to be in effect as deferral elections under Section 2.02 of this Plan as of the Effective Date.
          (b) Special Rules for New Directors. For any Plan Year, other than the Plan Year commencing on the Effective Date, during which a person first becomes eligible to become a Participant, the Participant may, within thirty (30) days from the date a Director first becomes eligible to participate, designate the amount of Compensation during the remaining Plan Year to be deferred by completing and executing a Deferral Election Checklist prior to the end of such thirty (30) day period.
          (c) Timing of Deferral. The following rules govern the timing of the deferral of Compensation under this Plan:
          (i) Compensation deferred by Participants shall be as elected or on a pro rata basis, if timing of deferral amounts is not stated, during the Plan Year.
          (ii) The amount of Compensation which a Participant has elected to defer in his Cash Participation Account shall be credited to such Account on the day the deferred Compensation would have been paid but for the deferral. The amount of Compensation which a Participant has elected to defer in his Phantom Stock Participation Account shall be credited to such Account in the form of a number of Phantom Shares equal to the number of shares of Hillenbrand Common Stock which could have been purchased with the deferred Compensation at the average of the high and low price at which Hillenbrand Common Stock traded on the fifth trading day following the day the deferred Compensation would have been paid but for the deferral.

ARTICLE III
PARTICIPATION ACCOUNTS
     Section 3.01. Designation of Account. A Participant shall designate in his Deferral Elections Checklist the Participation Account to which the amount of any Compensation deferred hereunder shall be credited. A Participant may designate that such amounts be credited to the Participant’s Cash Participation Account or his Phantom Stock Participation Account, or he may designate that a portion of such amounts be credited to each.
     Section 3.02. Cash Participation Account. Amounts credited to a Participant’s Cash Participation Account shall accrue interest credited monthly at the end of each of Hillenbrand’s fiscal months at the Interest Rate. Upon distribution as provided in Article IV, the Company shall pay the Participant in cash the value of his Cash Participation Account. Notwithstanding the foregoing and except for any RemainCo Directors, as of the Effective Date, the Cash Participation Account balance of any Participant, including any Tandem Directors, under the Prior Plan as of the day before the Effective Date shall be the opening Cash Participation Account balance for such Participant under this Plan. Except for any Participants who are RemainCo Directors, as of the Effective Date, a Participant’s Cash Participation Account under the Prior Plan shall be cancelled and forfeited by the Participant for amounts accrued prior to the Effective Date and earnings thereon.
     Section 3.03. Phantom Stock Participation Account. Amounts deferred in a Participant’s Phantom Stock Participation Account shall be credited in the form of a number of Phantom Shares determined pursuant to Section 2.02(c). As of the Effective Date, the opening Phantom Stock Participation Account balance of any Participant under Section 3.03 of this Plan shall be the number of shares assumed to be invested in Common Stock as set forth in Section 6.2(c) of the Employee Matters Agreement as of the Effective Date.
     Any cash dividends or other distributions normally payable on Hillenbrand Common Stock prior to pay-out of the Participation Account shall be assumed to be distributed on Phantom Shares and reinvested in Phantom Shares at the closing price of Hillenbrand Common Stock on the applicable distribution date; provided, however, that in the case of an extraordinary dividend or other distribution, the Board in its discretion may determine to treat such distribution as a separate phantom investment to be credited to the Participation Accounts in cash or in kind with earnings thereon to be credited at such rate or rates as determined by the Board at the time of such distribution. In the event of any stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other change in capital structure affecting Hillenbrand Common Stock, the Phantom Shares then credited to a Participant’s Phantom Stock Participation Account shall be adjusted in the same manner as the Hillenbrand Common Stock. If the adjustment results in the Phantom Stock Participation Account being converted to cash, the Account shall thereafter be credited with interest at the Interest Rate. Upon distribution as provided in Article IV, the Company shall distribute to the Participant one share of Hillenbrand Common Stock for each Phantom Share then credited to his Phantom Stock Participation Account.
     Section 3.04. Merger. In the event of a merger, acquisition or other corporate restructuring in which Hillenbrand is not the surviving entity (or survives as a wholly-owned subsidiary of another entity), each Participant shall have a one-time opportunity to elect to convert his Phantom Stock Participation Account to a Cash Participation Account.

ARTICLE IV
DISTRIBUTIONS FROM PLAN
     Section 4.01. Manner of Payout of a Participant’s Participation Account. The date on which a Participant’s Participation Account attributable to deferrals in a Plan Year is to be distributed to that Participant under the provisions of this Plan shall be designated by that Participant in the Deferral Elections Checklist executed by that Participant with respect to that Plan Year. Amounts credited to a Participant’s Cash Participation Account shall be distributed in cash on the date (or set of dates) designated by the Participant. Phantom Shares credited to a Participant’s Phantom Stock Participation Account shall be distributed in shares of Hillenbrand Common Stock on the date (or set of dates) designated by the Participant. Such election notwithstanding, with respect to Prior Deferrals only, the Company, in its sole discretion, may elect to pay Prior Deferrals in a single payment to the Participant, or in the case of a Participant’s death, to the Participant’s Beneficiary, if the Participant ceases to serve on the Board, dies, or becomes totally and permanently disabled.
     Section 4.02. Special Distribution Rules. Notwithstanding anything contained in this Plan to the contrary, the following special rule shall govern distributions made under this Plan:
A Participant shall be permitted to change the date on which his Participation Account shall be distributed by completing a new Deferral Elections Checklist which is delivered to the Administrator, on such advance time period as may be determined from time to time by the Administrator before the earlier of the date on which the Participant ceases to be a Director or 12 months in advance of the date on which distribution of the Participant’s Participation Account would have been made but for the change in election; provided, however, that any completed Deferral Elections Checklist which was not received prior to the period described above shall be null and void. Each new re-deferral must delay payment by at least five (5) years from the applicable prior elected distribution date.
     Section 4.03. Withholding Tax Requirements. Each Participant shall, no later than the date as of which the value of an amount payable under the Plan first becomes includible in such person’s gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, local, or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

     Section 4.04. Securities Law Requirements. Each distribution under the Plan shall be subject to the requirement that, if at any time the Administrator shall determine that (i) the listing, registration or qualification of the Hillenbrand Common Stock to be distributed upon any securities exchange or market or under any state or federal law, or (ii) the consent or approval of any government regulatory body with respect to such distribution or (iii) an agreement by the Participant with respect to the disposition of Hillenbrand Common Stock distributed under the Plan is necessary or desirable in order to satisfy any legal requirements, such distribution shall not be made, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Administrator. The Company shall have no obligation to effect any registration or qualification of the Hillenbrand Common Stock under federal or state laws or to compensate a Participant for any loss resulting from the application of this Section.
     Section 4.05. Death Benefits. In the event of a Participant’s death, the benefit payable to the Participant under the Plan shall be paid to his Beneficiary.
ARTICLE V
ADMINISTRATION
     Section 5.01. Delegation of Responsibility. Hillenbrand may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.
     Section 5.02. Payment of Benefits. The amounts allocated to a Participant’s Participation Account and payable as benefits under this Plan shall be paid solely from the general assets of the Company. No Participant shall have any interest in any specific assets of the Company under the terms of this Plan. This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Participant and the Company. The Company’s obligations under this Plan are purely contractual and shall not be funded or secured in any way.
ARTICLE VI
AMENDMENT OR TERMINATION OF PLAN
     Section 6.01. Termination. The Board of Directors of Hillenbrand may at any time terminate this Plan. As of the date on which this Plan is terminated, no additional amounts shall be deferred from any Participant’s Compensation. The Company shall pay to each such Participant the balance contained in his Participation Account at such time and in the manner designated by that Participant in the forms executed by that Participant; provided, however, that Hillenbrand, in its sole and complete discretion, may, with respect to Prior Deferrals only, pay out to the Participants their Prior Deferrals in a single payment of cash (with respect to the Cash Participation Account) and Hillenbrand Common Stock (with respect to the Phantom Stock Participation Account) as soon as practicable after the Plan termination. Notwithstanding anything stated in this Section 6.01 to the contrary, all distributions upon the termination of this Plan shall comply with Section 409A of the Internal Revenue Code of 1986, as amended.

     Section 6.02. Amendment. Hillenbrand may amend the provisions of this Plan at any time; provided, however, that no amendment shall adversely affect the rights of Participants or their Beneficiaries with respect to (1) the balances contained in their Cash Participation Accounts immediately prior to the amendment, including the Interest Rate to be credited on such amounts, and (2) the Phantom Shares credited to their Phantom Stock Participation Accounts immediately prior to the amendment.
ARTICLE VII
MISCELLANEOUS
     Section 7.01. Successors. This Plan shall be binding upon the successors of the Company.
     Section 7.02. Choice of Law. This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana, without regard to conflicts of law provisions.
     Section 7.03. No Service Contract. This Plan shall not be construed as affecting in any manner the rights or obligations of the Company or of any Participant to continue or to terminate director status at any time.
     Section 7.04. Non-Alienation. No Participant or his Beneficiary shall have any right to anticipate, pledge, alienate or assign any of his rights under this Plan, and any effort to do so shall be null and void. The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.
     Section 7.05. Reservation of Shares. The Company shall reserve from time to time a sufficient number of shares of Hillenbrand Common Stock to satisfy its obligations under the Plan. This initial amount reserved under the Plan is 50,000 shares of Hillenbrand Common Stock.